EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports relating to the consolidated financial statements of The PNC Financial Services Group, Inc. (the “Corporation”) and management’s report on the effectiveness of internal control over financial reporting dated March 3, 2006 appearing in this Annual Report on Form 10-K of the Corporation for the year ended December 31, 2005 in the following Registration Statements:

•	Forms S-8 relating to the Corporation’s 1997 Long-Term Incentive Award Plan (formerly the Corporation’s 1987 Senior Executive Long-Term Incentive Award Plan, as amended, the 1992 Long-Term Incentive Award Plan ) (Nos. 33-28828, 33-54960, 333-53806, and 333-110758)

•	Form S-3 relating to the Corporation’s Dividend Reinvestment and Stock Purchase Plan (No. 333-19003)

•	Form S-8 relating to the Corporation’s Employee Stock Purchase Plan (No. 333-25867)

•	Forms S-8 relating to the Corporation’s Incentive Savings Plan (formerly The PNC Financial Services Group, Inc. Incentive Savings Plan and PNC Retirement Savings Plan) (Nos. 33-25140, 333-03901, and 333-65042)

•	Forms S-8 relating to the Corporation’s Supplemental Incentive Savings Plan and the Corporation and Affiliates’ Deferred Compensation Plan (Nos. 333-18069 and 333-65040)

•	Forms S-3 relating to the shelf registration of capital securities of PNC Capital Trust C, PNC Capital Trust D, PNC Capital Trust E and PNC Capital Trust F, fully and unconditionally guaranteed, to the extent described therein, by the Corporation (Nos. 333-50651, 333-50651-01, 333-50651-02, 333-50651-03, and 333-50651-04)

•	Forms S-3 relating to the shelf registration of debt securities of PNC Funding Corp., unconditionally guaranteed by the Corporation, and/or warrants to purchase such debt securities, and/or common stock and/or preferred stock and/or depository shares of the Corporation and/or warrants to purchase such common stock, preferred stock and/or depository shares (Nos. 333-69576 and 333-69576-01)

•	Form S-8 relating to the Corporation’s 1996 Executive Incentive Award Plan (No. 333-74666)

•	Form S-8 relating to the PFPC Inc. Retirement Savings Plan (No. 333-115388)

•	Form S-3 relating to the shelf registration of debt securities of PNC Funding Corp, unconditionally guaranteed by the Corporation, and/or warrants to purchase such debt securities, and/or common stock and/or preferred stock and/or depositary shares of the Corporation and/or warrants to purchase such common stock, preferred stock and/or depositary shares and purchase contracts which include an indeterminate number of shares of common stock, preferred stock, or depositary shares, as applicable, issuable upon settlement of such contracts and units comprised of a combination of any of the other securities (Nos. 333-126294 and 333-126294-01)

•	Form S-3 relating to the shelf registration of securities of the Corporation that may be offered for sale from time to time by shareholders of the Corporation who acquired those shares in connection with the Corporation’s acquisition of Harris Williams & Co. (No. 333-130744)

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

March 14, 2006